Exhibit 23

Notice Regarding Consent of Arthur Andersen LLP

Section 11(a) of the Securities Act of 1933, as amended (the "Securities Act"), provides that if part of a registration statement at the time it becomes effective contains an untrue statement of a material fact, or omits a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security pursuant to such registration statement (unless it is proved that at the time of such acquisition such person knew of such untruth or omission) may assert a claim against, among others, an accountant who has consented to be named as having certified any part of the registration statement or as having prepared any report for use in connection with the registration statement.

On April 30, 2002, the United Air Lines, Inc. Flight Attendant Employees' 401(k) Retirement Savings Plan (the "Plan") dismissed Arthur Andersen LLP ("Andersen") as their independent auditors, effective June 1, 2002.  The Plan also engaged Deloitte & Touche LLP to serve as the Plan's independent public accountants.  Our statement of net assets available for Plan benefits and the related statement of changes in Plan benefits as of and for the year ended December 31, 2001 incorporated by reference in this registration statement have been audited by Andersen as stated in their report dated March 6, 2002, which is incorporated by reference herein.  After reasonable efforts, we have been unable to obtain Andersen's consent to the incorporation by reference into this registration statement.

Under these circumstances, Rule 437a under the Securities Act permits the Plan to file this registration statement, without a written consent from Andersen.  The absence of such consent may limit recovery by investors on certain claims.  In particular, and without limitation, investors may not be able to assert claims against Andersen under Section 11(a) of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Andersen or any omissions of a material fact required to be stated therein.  Accordingly, you would be unable to assert a claim against Andersen under Section 11(a) of the Securities Act because it has not consented to the incorporation by reference of its previously issued report into this registration statement.